Exhibit 5.1

December 4, 2009

Universal Insurance Holdings, Inc.
1110 W. Commercial Blvd.
Suite 100
Fort Lauderdale, Florida  33309

Ladies and Gentlemen:

We are counsel to Universal Insurance Holdings, Inc. (the “Company”) and we have acted as counsel for the Company in connection with the preparation of the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission for the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 1,800,000 shares of the Company’s Common Stock, par value $.01 per share (“Shares”), which are to be offered from time to time to certain employees, officers and directors of the Company in connection with the 2009 Omnibus Incentive Plan, as amended (“Plan”). This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

You have requested our opinion as to the matters set forth below in connection with the Registration Statement.  For purposes of rendering that opinion, we have examined the Plan document, the Registration Statement, the Company’s Articles of Incorporation, as amended, and Bylaws, and the corporate action of the Company that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate.  In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind.  We have not verified any of those assumptions.

Based on the foregoing, we are of the opinion that the Shares have been duly and validly authorized and reserved for issuance, and that the Shares, when issued under the terms of the Plan, will be validly issued, fully paid and nonassessable.

The opinions expressed in this opinion letter are limited to the law of the State of Delaware and federal law of the United States.  The foregoing opinions are rendered as of the date of this letter.  We assume no obligation to update or supplement any of such opinions to reflect any changes of law or fact that may occur.

We are furnishing this opinion letter to you solely in connection with the Registration Statement.  You may not rely on this opinion letter in any other connection, and it may not be furnished to or relied upon by any other person for any purpose, without our specific prior written consent.  We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.  In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.

Universal Insurance Holdings, Inc.
December 4, 2009

Yours truly,

/s/ K&L Gates LLP

K&L Gates LLP